As filed with the Securities and Exchange Commission on June 14, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Newmont Goldcorp Corporation

(Exact name of registrant as specified in its charter)

Delaware	84-1611629
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6363 South Fiddlers Green Circle Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

Goldcorp Inc.

Amended and Restated 2005 Stock Option Plan

(Full title of the plan)

Nancy Lipson

Executive Vice President and General Counsel

Newmont Goldcorp Corporation

6363 South Fiddlers Green Circle

Greenwood Village, Colorado 80111

(Name and address of agent for service)

(303) 863-7414

(Telephone number, including area code, of agent for service)

Copy to:

Laura M. Sizemore

David M. Johansen

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Tel: (212) 819-8200

Fax: (212) 354-8113

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $1.60 par value (the “Common Stock”), issuable in respect of assumed options under the Goldcorp Plan	1,193,703	(1)(2)	$54.63	(3)	$65,211,994.89	(3)	$7,903.69	(3)

(1)

Represents shares of Common Stock issuable upon the exercise of stock options (the “Goldcorp Options”) outstanding as of April 18, 2019 under the Goldcorp Inc. (“Goldcorp”) amended and restated 2005 Stock Option Plan (the “Goldcorp Plan”), assumed by Newmont Goldcorp Corporation (formerly known as Newmont Mining Corporation) (the “Registrant”) pursuant to an arrangement agreement, dated as of January 14, 2019, which was subsequently amended on February 19, 2019 (the “Arrangement Agreement”), by and between the Registrant and Goldcorp as a result of the consummation of the transactions contemplated by the Arrangement Agreement on April 18, 2019.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares of Common Stock which become issuable under the Goldcorp Plan as a result of anti-dilution provisions described therein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based upon the weighted average exercise price per share of the outstanding options.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by the Registrant in connection with the consummation on April 18, 2019 of the transactions contemplated by the Arrangement Agreement, pursuant to which the Registrant acquired all of the issued and outstanding Goldcorp common shares (the “Arrangement”) and Goldcorp became a wholly-owned subsidiary of the Registrant. Pursuant to the Arrangement, each Goldcorp Option outstanding as of April 18, 2019 will remain outstanding on its existing terms and upon the exercise of each Goldcorp Option, the holder thereof will be entitled to receive, in lieu of the number of Goldcorp common shares which such holder was entitled upon such exercise, a fraction of a share of Common Stock equal to the sum of 0.3280 and the quotient of shares of Common Stock obtained by dividing $0.02 by the volume weighted average price of a share of Common Stock on the NYSE, rounded to four decimal places, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) April 18, 2019, for each such Goldcorp common share (as adjusted pursuant to the Arrangement Agreement). This Registration Statement relates to 1,193,703 shares of Common Stock for issuance in connection with the assumed Goldcorp Options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.*

Item 2.         Registrant Information and Employee Plan Annual Information.*

*                 The documents containing the information specified in Part I of this Registration Statement will be sent or given to each participant in the Goldcorp Plan as may be required by Rule 428(b) of the Securities Act. Such documents are not required to be and are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to participants will also indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following:

•                  the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Commission on February 21, 2019 (the “Annual Report”), including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 16, 2019 incorporated by reference into the Annual Report;

•                  the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 filed with the Commission on April 25, 2019;

•                  the Registrant’s Current Reports on Form 8-K filed with the Commission on January 14, 2019, February 4, 2019, March 4, 2019, March 12, 2019, March 14, 2019, March 25, 2019, March 27, 2019, April 1, 2019, April 4, 2019, April 10, 2019, April 11, 2019, April 15, 2019, April 22, 2019, April 23, 2019, June 5, 2019 and June 7, 2019; and

•                  the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-31240; Film No. 02550765) filed with the Commission on February 15, 2002 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article Tenth of the Certificate of Incorporation of the Registrant provides that its directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware (the “DGCL”) as from time to time in effect.

The By-Laws of the Registrant provide that each person who is serving or served as director or officer of the Registrant, or is serving or served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer or trustee at the request of the Registrant and his or her testator or intestate, shall be indemnified by the Registrant in accordance with and to the full extent permitted by the DGCL. Article VI of the By-Laws of the Registrant facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between the Registrant and the director or officer.

Section 145 of the DGCL authorizes and empowers each Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL.

In addition, the Registrant has obtained a directors’ and officers’ liability and company reimbursement policy that insures against certain liabilities under the Securities Act of 1933, as amended, subject to applicable retentions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index hereto and are incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)         to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)         that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)         to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on the 14th day of June, 2019.

NEWMONT GOLDCORP CORPORATION

By:	/s/ Logan H. Hennessey
Name:	Logan H. Hennessey
Title:	Vice President, Associate General Counsel & Corporate Secretary

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title of Capacities	Date

*	Chief Executive Officer and Director	June 14, 2019
Gary J. Goldberg	(Principal Executive Officer)

*	Executive Vice President and Chief Financial	June 14, 2019
Nancy K. Buese	Officer (Principal Financial Officer)

*	Vice President, Controller and Chief Accounting	June 14, 2019
John W. Kitlen	Officer (Principal Accounting Officer)

*	Director	June 14, 2019
Gregory H. Boyce

*	Director	June 14, 2019
Bruce R. Brook

*	Director	June 14, 2019
J. Kofi Bucknor

*	Director	June 14, 2019
Joseph A. Carrabba

*	Non-Executive Chair	June 14, 2019
Noreen Doyle

*	Director	June 14, 2019
Veronica M. Hagen

*	Director	June 14, 2019
Sheri E. Hickok

*	Director	June 14, 2019
René Médori

*	Director	June 14, 2019
Jane Nelson

*		Director	June 14, 2019
Julio M. Quintana

*		Director	June 14, 2019
Peifang Zhang

* By:	/s/ Logan H. Hennessey		June 14, 2019
Name: Logan H. Hennessey, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Documents

5.1	Opinion of White & Case LLP with respect to the legality of the Common Stock being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of White & Case LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney of certain officers and directors.

99.1	Goldcorp Inc. Amended and Restated 2005 Stock Option Plan.